PROPERTY PURCHASE AGREEMENT

This Agreement is made effective the 5th day of July, 2017.

BETWEEN:

WALKER RIVER RESOURCES CORP., (“WRR”) a british columbia company, with an office at 1130 West Pender st.-suite 820 Vancouver, B.C. v6E 4A4

Fax Number: 819 825-1199

And:	NEVADA CANYON GOLD CORP., (“NCG”) a nevada company, with an office at
316 CALIFORNIA AVE, Suite 543 Reno, Nevada 89509

Fax Number: 888 909-1033

RECITALS

A. WRR and NCG are parties to an Exploration Agreement with Option to Form a Joint Venture dated September 15, 2015 (the “Option Agreement”) pursuant to which NCG has acquired a 30% undivided interest in the mineral claims situated about 60 kilometers south of Yerington, Nevada, in the Wassuk Range, within Mineral County (the “Lapon Canyon Claims”), fully described in Schedule “A” attached to this Agreement.

B. WRR holds a 70% interest in the Lapon Canyon Claims and NCG owns a 30% interest in the Lapon Canyon Claims.

C. NCG has agreed to sell and transfer to WRR all of its right, title and interest in and to the Lapon property on the terms and conditions contained in this Agreement.

D. WRR and NCG also wish to terminate the Option Agreement.

In consideration of the recitals and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. DEFINITIONS

1.1 Definitions

Whenever used in this Agreement, including the recitals and schedules hereto, unless there is something in the subject matter or context inconsistent therewith, the following words and terms will have the respective meanings ascribed to them as follows:

(a)	“Agreement” means this Property Purchase Agreement, all schedules attached hereto, and all instruments supplemental hereto or in amendment or confirmation hereof; “hereof”, “hereto”, “herein” and “hereunder” and similar expressions mean and refer to this Agreement and not to any particular section; “section”, “paragraph” or “clause” means and refers to the specified section, paragraph or clause of this Agreement;

(b)	“Applicable Securities Laws” means the securities laws of British Columbia and of every other jurisdiction in which WRR and NCG are resident or the Transaction takes place, and the respective rules and regulations under such laws together with the published instruments, notes, statements and policies of the securities commission or applicable regulatory authority in each such jurisdiction, all as amended from time to time;

(c)	“Closing” means the completion of the sale and purchase of the NCG Interest as contemplated in this Agreement;

(d)	“Closing Date” means five days after Exchange approval of the Transaction, or such other date as the Parties may agree as to the date upon which the Closing will take place;

(e)	“Effective Date” means the date this Agreement is entered into;

(f)	“Encumbrance” means a mortgage, pledge, hypothecation, lien, easement, right-of-way, encroachment, covenant, condition, right of re-entry, lease, licence, assignment, option, claim or title defect, encumbrance or charge, whether or not registered or unregistered relating to real or personal property;

(g)	“Exchange” means the TSX Venture Exchange;

(h)	“Exemptions” has the meaning ascribed thereto in section 2.2(a);

(i)	“Lapon Property” means the Lapon Canyon claims described in Schedule “A” attached to this Agreement and all related claims, concessions, permits, licenses and other applicable rights;

(j)	“Material Adverse Effect” means, in respect of either Party, any change, effect, event, occurrence, condition or development, individually or in aggregate, that is or could reasonably be expected to be, material and adverse to the business, assets, properties, material liabilities (contingent or otherwise), capitalization, condition (financial or otherwise) or results of operations or prospects of that other Party, other than any change, effect, event, occurrence, condition or development set out below:

(i)	conditions affecting the mining industry generally in jurisdictions in which the Party carries on business, including changes in commodity prices, accounting procedures, applicable laws or taxes;

(ii)	general economic conditions, or financial, credit, currency exchange, securities or commodities markets in general;

(iii)	any natural disaster;

(iv)	war, armed hostilities or terrorist acts;

(k)	“NCG Interest” means all right, title and interest of any nature that NCG holds or owns, beneficially or otherwise, in the Lapon Project;

(l)	“Parties” means, WRR and NCG and “Party” means one of them;

(m)	“Person” means an individual, corporation, partnership, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator, or other legal representative, government or governmental agency, department or instrumentality, or any group or combination thereof;

(n)	“Royalty” means the percentage of the underlying Net Smelter Royalties (NSR) payable in connection with commencement of commercial production which are payable to the owner(s) of the underlying NSRs (but specifically not including any ores owned by either of the parties hereto);

(o)	“Transaction” means the acquisition of the NCG Interest WRR in consideration for the WRR Securities pursuant to section 2.1, upon and subject to the terms and conditions of this Agreement;

(p)	“WRR Consideration Securities” means 9,100,000 WRR Consideration Shares and WRR Consideration Warrants, exercisable for 11,900,000 common shares of WRR to be issued to NCG in consideration of the purchase by WRR of the NCG Interest in accordance with the provisions of section 2.1;

(q)	“WRR Consideration Shares” means the common shares of WRR, which common shares will each be issued at a deemed price of $0.14; and

(r)	“WRR Consideration Warrants” means common share purchase warrants of WRR exercisable to acquire 10,711,183 common shares of WRR without any additional consideration. Each warrant will contain a provision restricting NCG from exercising any warrants which will result in NCG owning 10% or more of the common shares of WRR.

2. PURCHASE AND SALE OF NCG’S INTEREST

2.1 Purchase and Sale of NCG’s Interest in Lapon Project

Upon and subject to the terms and conditions of this Agreement, NCG agrees to sell, and WRR agrees to purchase, NCG’s 30% undivided interest in the Lapon Project, free and clear of all Encumbrances, in consideration for, inter alia, the issuance of the WRR Consideration Securities.

2.2 Acknowledgements re Securities Laws

NCG acknowledges and agrees with WRR as follows:

(a) the issuance of the WRR Consideration Securities will be made pursuant to appropriate exemptions (the “Exemptions”) from the prospectus requirements of Applicable Securities Laws, which WRR represents and warrants to NCG are available in connection with the issuance of the WRR Consideration Securities;

(b) as a consequence of acquiring the WRR Consideration Securities pursuant to the Exemptions:

(i)	NCG may not receive information that might otherwise be required to be provided to it, and WRR is relieved from certain obligations that would otherwise apply if the Exemptions were not being relied upon by WRR;

(ii)	there is no government or other insurance covering the WRR Consideration Securities;

(iii)	there are risks associated with the acquisition of the WRR Consideration Securities; and

(iv)	no securities commission, stock exchange or similar regulatory authority has reviewed or passed on the merits of an investment in the WRR Consideration Securities;

(c)	NCG is knowledgeable of, or has been independently advised as to, the Applicable Securities Laws of that jurisdiction which apply to the issuance of the WRR Consideration Securities, as well as the policies of the Exchange, which may impose restrictions on the resale of such WRR Consideration Securities and it is the responsibility of NCG to find out what those trade restrictions are, and to comply with them before selling the WRR Consideration Securities.

3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF WRR

3.1 Representations and Warranties of WRR

To induce NCG to enter into and complete the Transaction, WRR represents, warrants and covenants to NCG that WRR:

(a)	has the capacity to enter into and to perform this Agreement and all corporate and other actions required to authorize WRR to enter into and perform this Agreement have been properly taken;

(b)	will not breach any other agreement or arrangement by entering into or performing this Agreement;

(c)	has properly executed this Agreement and that this Agreement is WRR’s valid and binding legal obligation enforceable in accordance with its terms;

(d)	is a corporation duly incorporated and in good standing in its jurisdiction of incorporation and that it is qualified to do business and is in good standing in the states where necessary in order to carry out the purposes of this Agreement;

(e)	It has the power and authority to carry on its business and to make this Agreement and any agreement that is contemplated by this Agreement;

(f)	Neither the making nor performing of this Agreement or any of the agreements contemplated by it conflict with, breach or accelerate the performance of any other agreement that it has made; and

(g)	The making of this Agreement and any agreements contemplated by it does not violate or breach its organizational documents or the laws of any applicable jurisdiction or regulatory body and has been authorized by its board of directors.

3.2 Covenants of WRR

WRR covenants and agrees that it will do the following:

(a)	Exchange, Regulatory and Third Party Approvals – obtain all Exchange, regulatory and third party approvals and shall provide or obtain, as applicable, in a timely manner:

(i)	such information as is required by the Exchange and applicable securities regulatory authorities, and shall prepare and file such news release or disclosure document disclosing the Transaction as is required,

(ii)	all third party consents or agreements required by WRR to complete the Transaction, and

(iii)	such other documents as NCG may reasonably request.

(b)	Satisfaction of Conditions – use all reasonable commercial efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder set forth in section 5.2 to the extent such conditions precedent are within its control, including using its reasonable commercial efforts to obtain all necessary consents, approvals and authorizations as are required to be obtained by it under any applicable laws;

(c)	Delivery of WRR Consideration Securities – at the Closing Date, deliver to the NCG certificates representing the WRR Consideration Securities as provided in section 2.1 above; and

(d)	Approval of the Exchange and Listing of WRR Consideration Securities – make an application for conditional and final approval of the Exchange and to list the WRR Consideration Securities, and shall afford NCG and its counsel the right to review any such application(s) (including any form to be filed or news release to be issued pursuant to Policy 5.3 Acquisitions and Dispositions of Non-Cash Assets of the Exchange) and material correspondence with or acceptance letter from the Exchange and, at NCG’s reasonable request, participate in discussions with the Exchange with respect to the Transaction.

3.3 Survival

The representations and warranties made by WRR under this section 3 are true and correct as of the date of this Agreement and will be true and correct at the Closing Date as though they were made at that time.

4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF NCG

4.1 Representations and Warranties of NCG

To induce WRR to enter into and complete the Transaction, NCG represents and warrants to WRR that (unless otherwise specified):

(a)	It is duly organized in accordance with the laws of the State of Nevada and is in good standing in its incorporating and operating jurisdictions.

(b)	It has the power and authority to carry on its business and to make this Agreement and any agreement that is contemplated by this Agreement.

(c)	Neither the making nor performing of this Agreement or any of the agreements contemplated by it conflict with, breach or accelerate the performance of any other agreement.

(d)	The making of this Agreement and any agreements contemplated by it does not violate or breach its organizational documents or the laws of any applicable jurisdiction or regulatory body and has been authorized by its board of directors.

(e)	NCG is the beneficial owner of, and has good and marketable title to, a 30% undivided interest in the Lapon Property, free and clear of all Encumbrances of any nature or kind whatsoever, except for the Royalty.

(f)	Schedule “A” contains a complete and accurate list and description of all mineral dispositions comprising the Lapon Property. NCG has paid all taxes, assessments, rentals, levies, or other payments relating to the Lapon Property required to be made by NCG to any federal, territorial, or municipal government instrumentality or authority. There is no adverse claim or challenge against or to the ownership of or title to the Lapon Property, or any portion thereof, nor to the knowledge of NCG is there any basis for any such claim or challenge. There are no written or verbal agreements or options to purchase or otherwise acquire NCG’s 30% undivided interest in the Lapon Property or any portion thereof or any right or interest therein, and, other than the Royalty, no Person is entitled to any royalty or other payment in the nature of rent or royalty on any Minerals or any other such products removed from the Lapon Property.

(g)	To the knowledge of NCG, all work carried out by NCG on the Lapon Property has been carried out in compliance with all applicable laws, including Environmental Laws, and neither NCG, nor to its knowledge any person, has received any notice of any breach of any such law and it has no knowledge of any facts which would lead a well-informed operator in the mining industry to believe there are any material environmental liabilities associated with the Lapon Property and to the knowledge of NCG there are no environmental audits, evaluations, assessments or studies relating to it.

(h)	To the knowledge of NCG, there is no material outstanding indebtedness or any material liabilities or obligations (whether accrued, determinable, absolute, contingent or otherwise) in relation to the NCG Interest.

(i)	To the knowledge of NCG, it is not in default of any material term, covenant or condition under or in respect of any judgment, order, agreement or instrument to which it is a party or to which it or the NCG Interest are subject, which could, or could be reasonably expected to, result in a Material Adverse Effect on the NCG Interest. NCG is not in violation of any term of its charter documents or of any term or provision of any material agreement, indenture or other instrument applicable to it which would, or would reasonably be expected to, result in any Material Adverse Effect on the NCG Interest, and there is no action, suit, proceeding or investigation commenced, pending or, to the knowledge of NCG, threatened which, either individually or in the aggregate, might result in any Material Adverse Effect on the NCG Interest, or which places, or could place, in question the validity or enforceability, as applicable, of this Agreement, or any document or instrument delivered, or to be delivered, by NCG pursuant hereto or thereto, or which questions the validity of the NCG Interest.

(j)	None of the foregoing representations and statements of fact contains any untrue statement of material fact or omits to state any material fact necessary to make any such statement or representation not misleading to a prospective purchaser of the NCG Interest seeking full information related to NCG and the NCG Interest.

4.2 Covenants of NCG

NCG covenants and agrees with WRR as follows:

(a)	Exchange, Regulatory and Third Party Approvals – NCG will use its commercially reasonable efforts to assist WRR with obtaining all Exchange, regulatory and third party approvals by providing WRR, in a timely manner, with:

(i)	such information about NCG, the NCG Interest and the Properties that constitutes full, true and plain disclosure as required by the Exchange and applicable securities regulatory authorities in a news release or other disclosure document disclosing the Transaction,

(ii)	all required third party consents or agreements to be able to transfer the NCG Interest to WRR on Closing, and

(iii)	such other documents as WRR may reasonably request;

(b)	Conditions Precedent – NCG will use all reasonable commercial efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder set forth in section 5.1 to the extent the conditions precedent are within its control, including using its reasonable commercial efforts to obtain all necessary consents, approvals and authorizations as are required to be obtained by it under any applicable laws;

(c)	Preservation of the NCG Interest – upon execution of this Agreement up to the Closing Date, NCG will not in any way encumber, sell, transfer or assign the NCG Interest; and

(d)	Transfer of the NCG Interest – NCG will take all necessary steps and proceedings as approved by counsel for WRR to permit the NCG Interest to be duly and validly transferred to WRR at the Closing or as soon thereafter as practicable.

4.3 Survival

The representations and warranties made by NCG under this section 4 are true and correct as of the date of this Agreement and will be true and correct at the Closing Date as though they were made at that time.

5. CONDITIONS PRECEDENT TO CLOSING

5.1 WRR Conditions

The obligation of WRR to complete the purchase of the NCG Interest will be subject to the fulfillment, satisfaction of, or compliance with, at or before the Closing Date, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of WRR and may be waived only by WRR in whole or in part at or before Closing Date):

(a)	Truth and Accuracy of Representations of NCG at the Closing Date – all of the representations, warranties and covenants of NCG made in or pursuant to this Agreement (including the Schedules hereto) or in agreements, certificates or other documents delivered or given pursuant to this Agreement, including, without limitation, the representations and warranties set forth in section 4, will be true and correct in all material respects as at the Closing Date and with the same effect as if made at and as of the Closing Date;

(b)	Performance of Obligations – NCG will have complied with and performed in all respects its obligations, covenants and agreements herein;

(c)	Exchange Approval – the Exchange will have accepted this Agreement and the Transaction, including the issuance and the listing of the WRR Consideration Securities;

(d)	No Actions Taken Restricting Sale – no action or proceeding by law or in equity will be pending or threatened by any Person, government, governmental authority, regulatory body or agency to enjoin, restrict or prohibit the sale and transfer of the NCG Interest to WRR; and

(e)	No Material Adverse Claims – from the date hereof to Closing, no action, suit, proceeding or investigation will have been commenced or threatened against NCG, the NCG Interest or the Properties, which, in the reasonable opinion of WRR, if successful, would have a Material Adverse Effect on the NCG Interest.

5.2 NCG Conditions

The obligation of NCG to complete the sale of the NCG Interest will be subject to the fulfillment, satisfaction of or compliance with, at or before the Closing Date, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of NCG and may be waived only by NCG in whole or in part at or before the Closing Date):

(a)	Truth and Accuracy of Representations of WRR at the Closing Date – all of the representations, warranties, and covenants of WRR made in or pursuant to this Agreement (including the Schedules hereto) or in any agreement, certificate or other document delivered or given pursuant to this Agreement, including without limitation the representations and warranties set forth in section 3 hereof, will be true and correct in all material respects as at the Closing Date and with the same effect as if made at and as of the Closing Date;

(b)	Performance of Obligations – WRR will have complied with and performed in all respects all its obligations, covenants and agreements herein provided;

(c)	Exchange Approval – the Exchange will have accepted this Agreement and the Transaction, including the issuance and the listing of the WRR Consideration Securities; and

(d)	No Actions Taken Restricting Issuance – no action or proceeding by law or in equity will be pending or threatened by any Person, government, governmental authority, regulatory body or agency to enjoin, restrict or prohibit the issuance of the WRR Consideration Securities to NCG.

6. CLOSING

6.1 Closing Date and Location

The completion of the Transaction will occur on the Closing Date, which will take place at the offices of WRR’s solicitors, Boughton Law Corporation, Vancouver, BC, unless mutually agreed upon in writing by the Parties.

6.2 Concurrent Requirements

At the Closing, each Party will deliver to the other Party such documents and certificates as are required by the terms of this Agreement to be delivered or paid at the Closing Date and all matters of delivery of documents and certificates by the Parties pursuant to this Agreement and the registration of all appropriate documents in all appropriate public offices of registration will be deemed to be concurrent requirements such that nothing is deemed to be completed until everything has been paid, delivered and registered with respect to the purchase and sale contemplated herein.

6.3 Closing Documents of NCG

On the Closing Date, NCG will deliver, or cause to be delivered, to WRR the following:

(a)	all other necessary quitclaims, consents, waivers (including waivers of pre-emptive rights and rights of first refusal) and authorizations required to enable or effect the transfer of the NCG Interest to WRR; and

(b)	such other documents as WRR may reasonably require to transfer the NCG Interest to WRR and complete the Transaction.

6.4 Closing Documents of WRR

On the Closing Date, WRR will cause to be executed and delivered share certificates

(a) share certificates representing the WRR Consideration Securities registered as directed by NCG; and

(b) such other documents as NCG may reasonably require to complete the Transaction.

7. TERMINATION OF OPTION AGREEMENT

7.1 The Parties acknowledge that the Option Agreement is terminated and that neither Party has any rights, obligations or liabilities owing to the other in relation thereto.

8. TRANSFERABILITY

8.1 Assignment. Either party is not permitted under any circumstances to attempt to, or assign its rights under this Agreement, or any part thereof, or transfer this Agreement to another Party without the other Parties’ express written consent, which may be withheld/denied for any reason or for no reason, all in the absolute and unfettered discretion of the Parties.

9. INDEPENDENCE

9.1 Independence. Nothing in this Agreement creates a partnership between WRR and NCG.

10. CHOICE OF LAW AND ARBITRATION

10.1 Applicable Law. This Agreement is governed solely and exclusively by the laws of Nevada, as to any and all matters. Jurisdiction and venue shall rest solely and exclusively in the courts of Washoe County, Nevada.

11. NOTICES

11.1 Any notice, demand or other communication required or permitted to be given to any party hereunder shall be in writing and shall be either:

(a)	personally delivered; or

(b)	sent by same day or next day courier; or

(c)	sent by telegraph, telecopier, or telex or similar method of telecommunication, charges prepaid, and confirmed by prepaid registered mail; or

(d)	sent by prepaid registered mail.

Any notice so given shall be sent to the parties at the following respective addresses:

if to Walker River Resources Corp:

Attn: Mr. Michel David, President

Walker River Resources Corp.

1130 West Pender St, Suite 820

Vancouver, B.C. V6C 2C2

if to Nevada Canyon Gold Corp:

Attn: Mr. Jeffrey Cocks, President

Nevada Canyon Gold Corp

316 California Ave, Suite 543

Reno, Nevada 89509

Any party may from time to time change its address by written notice to the other parties given in accordance with ‘The provisions hereof. Any notice or communication sent by courier or given by personal delivery shall be deemed to be received on the date of delivery; any notice sent by telex, or telegraph or similar method of telecommunication shall be deemed to be received on the date of the sending of the telex, telegraph or similar method of telecommunication, as the case may be; and any notice sent by prepaid registered mail shall be deemed to be received on the fifth day after postmark by the postal service.

12. PRESS RELEASES

12.1 Press Releases. Prior to issuing any press release or other disclosure of information regarding the Lapon Project, WRR or NCG, as the case may be, shall submit its press release or information disclosure to the other party for review and approval. If no comments or approval have been given by the receiving party within two (2) working days following receipt, the press release or information distribution shall be deemed approved.

13. BROKER’S /FINDER’S FEES

13.1 The parties represent and warrant to and with each other that the transaction evidenced by this Agreement was initiated, negotiated and completed by the parties hereto directly, as principals, and without the intervention of any broker, dealer, agent or finder, except as otherwise provided herein. Each party agrees to indemnify and hold the other party harmless from and against any loss, damage, cost or expense, including without limitation, attorneys’ fees and litigation expenses, resulting from any breach or breaches of the foregoing warranty.

14. GENERAL PROVISIONS

14.1 This Agreement sets forth the entire agreement between the Parties and supersedes all previous negotiations, representations and agreements between the Parties, whether written or oral, that might have led to the Parties making this Agreement.

14.2 The Parties acknowledge that they have been given adequate time to review this Agreement and to seek and obtain independent legal advice, and represent that they have in fact sought and obtained independent legal advice and are satisfied with all of the terms and conditions of this Agreement.

14.3 Time is of the essence of this Agreement.

14.4 If any part, section, paragraph or sub-paragraph of this Agreement is held to be invalid, illegal or otherwise void or unenforceable, the balance of the Agreement continues in full force and effect.

14.5 This Agreement inures to the benefit of and is binding upon the Parties and their respective successors and permitted assigns.

14.6 The Parties acknowledge that they were jointly responsible for the preparation of this Agreement and, in the event of any inconsistencies or need for interpretation, there should be no presumption that any construction or interpretation should be construed against any party.

14.7 Each party agrees not to advertise, or otherwise make known to others, any information regarding this Agreement, except as may be required by law.

14.8 Each party represents and warrants they have, respectively, entered into this Agreement freely and in good faith.

14.9 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

14.10 If any provision of this Agreement is found to be unenforceable, such provision will be limited or deleted to the minimum extent necessary so that the remaining terms remain in full force and effect.

14.11 This Agreement may be executed in any number of counterparts, each of which when executed and delivered (by electronic copy or otherwise) will be deemed to be an original, and all of which together will constitute one and the same document.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

WALKER RIVER RESOURCES CORP.

By	/s/ Michel David
Michel David, President & CEO

NEVADA CANYON GOLD CORP.

By	/s/ Jeffrey A. Cocks
Jeffrey A. Cocks, President & CEO

Schedule “A”

Description of the Lapon Property

This Schedule “A” is incorporated by reference and deemed to form part of the Property Purchase Agreement between Walker River Resources Corp. and Nevada Canyon Gold Corp. dated as of July 5, 2017.

CLAIMS	BLM SERIAL No.	LOCATION DATE
Sleeper 1-3	699414-416	Feb. 16. 1994
Sleeper 4-10	699417-423	Feb. 26, 1994
Sleeper 11-12	699424-424	Mar. 3, 1994
Sleeper 13-14	708229-230	Sep. 9, 1994
Sleeper 15	7088231	Sep. 14, 1994
Sleeper 16-18	708232-234	Sep. 9, 1994
Sleeper 19	708235	Sep.9, 1994